SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Costco Wholesale Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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999 Lake Drive

Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall, 11100 N.E. 6th Street, Bellevue, Washington 98004, on Thursday, January 24, 2013, at 4:00 p.m., for the following purposes:

1.    To elect the five Class II directors nominated by the Board of Directors to hold office until the 2016 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.    To ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2013;

3.    To approve, on a non-binding basis, the compensation of the Company’s named executive officers for fiscal year 2012 as disclosed in these materials;

4.    To consider a shareholder proposal as described in the accompanying Proxy Statement, if properly presented at the meeting;

5.    To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on November 23, 2012, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 23, 2013. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 23, 2013. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

Joel Benoliel
Secretary

December 13, 2012

Important Notice Regarding the Availability of Proxy Materials for

the Meeting of Shareholders to be Held on January 24, 2013

The Proxy Statement and Annual Report to Shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington

DRIVING DIRECTIONS	PARKING

•     From Seattle via SR-520:

•     Take SR-520 east to I-405 south.

•     Take Exit 13A west to NE 4th Street westbound.

•     Turn right onto 112th Ave NE.

•     Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Meydenbauer Center’s Parking Garage is located at 11100 NE 6th Street. It does not accommodate vehicles over 6’9” tall.

•     From Seattle via I-90:

•     Take I-90 east to I-405 north.

•     Take Exit 13A west to NE 4th Street westbound.

•     Turn right onto 112th Avenue NE.

•     Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

Bellevue Corporate Plaza Garage handles overflow parking for Meydenbauer Center. It is located at NE 6th Street on 110th Ave. NE. Proceed up the hill past Meydenbauer Center. Turn right at the light, and left into the parking structure.

Parking in these two facilities for this event will be paid by the Company. As you leave, tell the attendant you attended Costco’s Shareholders Meeting.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

January 24, 2013

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 24, 2013, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 13, 2012.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

4.	AGAINST the shareholder proposal.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on November 23, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 434,824,153 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of directors, the five directors receiving the highest number of votes will be elected. The Company’s bylaws provide that if in an uncontested election for directors a nominee receives a greater number of “withhold” votes than votes “for”

the nominee shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. With respect to all other proposals (proposals 2 through 4), to approve each proposal the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.”

If your shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote these shares, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2013, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.

In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability of Proxy Materials, and upon request paper copies of the proxy materials, to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of W. Craig Jelinek, Benjamin S. Carson, Sr., M.D., William H. Gates, Hamilton E. James and Jill S. Ruckelshaus is nominated as a member of Class II, to serve for a three-year term until the annual meeting of shareholders in 2016 and until his or her successor is elected and qualified. All nominees are current directors.

Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board of Directors. The proxies being solicited will be voted for no more than five nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

The following candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, academia, government service, and other public and non-profit service. In addition, members of our Board have had a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.

The Board of Directors unanimously recommends that you vote FOR Proposal 1.

Directors

The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position With the Company	Age	Expiration of Term as Director
Jeffrey H. Brotman	Chairman of the Board of Directors	70	2015
Benjamin S. Carson, Sr., M.D.	Director	61	2013
Susan L. Decker	Director	50	2014
Daniel J. Evans	Director	87	2015
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	56	2015
William H. Gates	Director	87	2013
Hamilton E. James	Lead Independent Director	61	2013
W. Craig Jelinek	President, Chief Executive Officer and Director	60	2013
Richard M. Libenson	Director	70	2014
John W. Meisenbach	Director	76	2014
Charles T. Munger	Director	88	2014
Jeffrey S. Raikes	Director	54	2015
Jill S. Ruckelshaus	Director	75	2013
James D. Sinegal	Director, and non-officer employee	76	2015

Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.

Jeffrey H. Brotman is the Chairman of the Board of the Company. Mr. Brotman is a co-founder of the Company and has been Chairman of the Board since the Company’s inception, except from October 1993 to December 1994, when he was Vice Chairman. Mr. Brotman’s qualifications to serve on the Board include his roles as a co-founder of the Company and Chairman of the Board, his extensive knowledge of our Company’s business developed over the course of his long career here, and his previous service on the boards of other public companies.

Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. Since 1984 he has been a Professor and Director of Pediatric Neurosurgery at Johns Hopkins Medicine. Dr. Carson has also served as a director of Kellogg Company since 1997. Dr. Carson has written extensively and is a frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. Dr. Carson’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the board of another public company, and his important role in one of the nation’s leading institutions of higher learning.

Susan L. Decker has been a director of the Company since October 2004. She currently serves on various for-profit and non-profit boards of directors. Previously, she served as

Entrepreneur-in-Residence at Harvard Business School during the 2009-10 school year. Ms. Decker was President of Yahoo! Inc. from June 2007 to April 2009. Prior to becoming President, she served as the head of one of Yahoo!’s two major business units, the Advertiser and Publisher Group, and as Executive Vice President and Chief Financial Officer from June 2000 to June 2007. She is a director of Berkshire Hathaway Inc., Intel Corporation, and LegalZoom.com and was previously a director of Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.

Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as a U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of NIC Inc. and Archimedes Technology Group. Mr. Evans’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in government and public service.

Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.

William H. Gates has been a director of the Company since January 2003. He has been the Co-Chair of the Bill & Melinda Gates Foundation since its inception. He has served as trustee, officer and volunteer for more than two dozen Northwest organizations, including the Greater Seattle Chamber of Commerce and King County United Way. In 1995, he founded the Technology Alliance. From 1964 until 1994 Mr. Gates was a partner in the law firm of Preston, Gates & Ellis and predecessor firms. Mr. Gates’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the legal profession, one of the country’s largest foundations, and other public-service positions.

Hamilton E. James has been a director of the Company since August 1988 and the lead independent director since 2005. He is President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was previously a director of Credit Suisse First Boston USA, Inc. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.

W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.

Richard M. Libenson has been a director of the Company since 1993 and has served as a consultant to the Company since that time. He was a founder and director of The Price Company from its formation in 1976 until it merged with the Company in 1993, and was an executive officer of The Price Company from 1976 until October 1989. Mr. Libenson’s qualifications to serve on the Board include his roles as a long-serving consultant to the Company and his extensive knowledge of our Company’s business developed over the course of his long career here and with The Price Company.

John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940. Mr. Meisenbach’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the insurance industry.

Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.

Jeffrey S. Raikes has been a director of the Company since December 2008. He has been the Chief Executive Officer of the Bill & Melinda Gates Foundation since September 2008. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes qualifications to serve on the Board include broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing and at one of the country’s largest foundations.

Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of various non-profit organizations. Previously she was a director of Lincoln National Corporation. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences in government and other public service.

James D. Sinegal was Chief Executive Officer of the Company until his retirement on December 31, 2011. He was also President until February 2010. He has continued to serve as a non-officer employee since January 1, 2012. Mr. Sinegal is a co-founder of the Company and has been a director since its inception. Mr. Sinegal’s qualifications to serve on the Board include his roles as a co-founder of the Company and Chief Executive Officer, his extensive career in the retail industry, and his extensive knowledge of our Company’s business developed over the course of his long career here.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

Committees of the Board

The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Governance committees meets the NASDAQ Global Select Market listing standards regarding “independence” and that each member is free of relationships that would interfere with the individual exercise of independent judgment. Each committee has a written charter, which may be viewed at our website at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome. Directors deemed independent are Mses. Decker and Ruckelshaus and Messrs. Carson, Evans, Gates, James, Munger and Raikes, who constitute a majority of the Board of Directors. The non-executive directors of the Company meet in executive session presided over by the Lead Independent Director at no less than two meetings of the Board of Directors each year.

Audit Committee.    The functions of the Audit Committee include (among others):

•	providing direct communication between the Board of Directors and the Company’s internal and external auditors;

•	monitoring the design and maintenance of the Company’s system of internal accounting controls;

•	selecting, evaluating and, if necessary, replacing the external auditors;

•

reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The members of the committee are Messrs. Munger (chair), Evans and Ms. Decker. The Board of Directors has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee met seven times during fiscal 2012. A report of the Audit Committee is set forth below.

Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and to oversee the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the chief executive officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock options and other stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer and Chairman of the Board with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee are Messrs. Carson (chair), Munger and Ms. Ruckelshaus. The committee met three times during fiscal 2012. A report of the committee is set forth below.

Nominating and Governance Committee.    The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board of the Company, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The members of the committee are Messrs. Evans and Gates (chair) and Ms. Ruckelshaus. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in Proposal 1. The committee met four times in fiscal 2012. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate.

The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our Bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our Bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of the Company and the composition of the Board.

We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the fourteen directors on the Board, two are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, academia, government service, and other public and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every third year. The assessment seeks to identity specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences.

Formal nomination of candidates by shareholders requires compliance with section 2.1 of the Bylaws. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.

Corporate Governance Guidelines.    The Board of Directors has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.

Board Structure.    The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. The Board believes that this structure is appropriate for the Company at this time. As a co-founder of the Company, Mr. Brotman has played a critical role in the growth of the Company, and his role as Chairman will be complemented by the role of Mr. Jelinek as president and chief executive officer and a more active participant in day to day management of the Company. In addition, the Board believes that it obtains effective additional board leadership through the role of the Lead Independent Director, currently filled by Hamilton E. James. The Lead Independent Director presides over executive sessions of the Board and otherwise facilitates communication among senior management and the non-employee directors.

The Role of the Board in Risk Oversight.    One of the Board’s functions is to oversee the ways in which management deals with risk. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives.

Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy. The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management briefing on the potentially significant risks that the Company faces and how the Company is seeking to control risk where appropriate. The Audit Committee also oversees issues related to internal control over financial reporting. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the chief executive officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning and reviews succession plans each year. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.

Compensation of Directors

The following table summarizes information regarding director compensation for the non-employee directors of the Company for fiscal 2012.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)		Total ($)
Benjamin S. Carson, Sr., M.D.	38,000	249,254			287,254
Susan L. Decker	42,000	249,254			291,254
Daniel J. Evans	46,000	249,254			295,254
William H. Gates	39,000	249,254			288,254
Hamilton E. James	34,000	249,254			283,254
Richard M. Libenson	35,000	249,254	4,673,611	[3]	4,957,865
John W. Meisenbach	34,000	249,254			283,254
Charles T. Munger	45,000	249,254			294,254
Jeffrey S. Raikes	34,000	249,254			283,254
Jill S. Ruckelshaus	42,000	249,254			291,254

(1)	Represents the amount of cash compensation received for fiscal 2012 Board service.

(2)

In 2012, the Board of Directors granted 3,000 units of restricted stock (“RSUs”) to each of the non-employee directors. These awards will vest over a three-year period, subject to the director’s continued Board service, and certain acceleration provisions upon retirement from the Board. This column represents the grant-date fair value of the RSUs granted to each non-employee director in 2012. The grant-date fair value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received by the non-employee directors during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended September 2, 2012.

(3)	Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation he owns was paid $300,000 during fiscal 2012. In addition, the Company paid premiums on long-term disability insurance in the amount of $5,713, and premiums for health care insurance in the amount of $16,282. Mr. Libenson received benefits associated with a split-dollar life insurance plan for which the Company paid a premium of $35,616 this fiscal year. Additionally, in connection with his role as a consultant to the company, in March 2012 the Compensation Committee approved a one-time grant to Mr. Libenson of 50,000 RSUs, which was officially granted in April 2012, of which one-third vested in October 2012, and one third will vest in each of October 2013 and 2014. The grant was made on April 13, 2012, at which time the grant had a value of $4,316,000, based on a closing stock price on the date of grant of $86.32. These transactions were approved by the Audit Committee.

Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. Each non-employee director receives an annual grant of 3,000 restricted stock units (“RSUs”) near the beginning of the fiscal year. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant. RSUs granted after September 29, 2006, are subject to accelerated vesting upon the director’s retirement: 50% after five years of service and 100% after ten years of service. The compensation for non-executive directors was last adjusted in fiscal 2006 and was not reevaluated this fiscal year. In fiscal 2009, the Board adopted guidelines requiring non-executive directors to own and maintain at least 6,000 shares of Company stock by April 2014 or within five years of joining the Board.

As of the end of fiscal 2012, non-employee directors held the following shares and outstanding equity awards:

Name	Stock Options	Restricted Stock Units	Shares Owned	Total
Benjamin S. Carson, Sr., M.D.	12,000	6,000	13,500	31,500
Susan L. Decker	18,000	6,000	23,500	47,500
Daniel J. Evans	—	6,000	14,800	20,800
William H. Gates	16,500	6,000	25,840	48,340
Hamilton E. James	36,000	6,000	29,120	71,120
Richard M. Libenson	—	56,000	108,595	164,595
John W. Meisenbach	—	6,000	53,000	59,000
Charles T. Munger	18,000	6,000	142,949	166,949
Jeffrey S. Raikes	—	6,000	11,250	17,250
Jill S. Ruckelshaus	24,000	6,000	15,566	45,566

Shareholder Communications to the Board

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Directors met five times. Each member of the Board attended 100% of the Board meetings and meetings of the committees on which he or she served, with the exception of Messrs. James, Raikes, and Meisenbach, who each missed one Board meeting. As set forth in our Corporate Governance Guidelines, directors are invited and encouraged to attend meetings of shareholders. All directors except one attended the Annual Meeting of Shareholders in 2012.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 23, 2012.

Name and Address of Beneficial Owner	Shares		Percent[1]
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, California 90071	28,030,229	[2]	6.45%

(1)	Based on 434,824,153 shares of common stock outstanding on November 23, 2012. In accordance with SEC rules, percent of class as of November 23, 2012, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Information based on Form 13F-HR filed with the SEC by Capital World Investors on November 14, 2012.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group on November 23, 2012.

Name of Beneficial Owner	Shares Beneficially Owned[1]		Options[2]	Total		Percent of Class[3]
Jeffrey H. Brotman	743,834	[4]	150,000	893,834	[4]	*
W. Craig Jelinek	197,142		225,000	422,142		*
Benjamin S. Carson, Sr., M.D.	22,500		12,000	34,500		*
Susan L. Decker	41,500	[5]	9,000	50,500	[5]	*
Daniel J. Evans	23,800	[6]	—	23,800	[6]	*
Richard A. Galanti	63,773		110,000	173,773		*
William H. Gates	44,078		—	44,078		*
Hamilton E. James	38,120		36,000	74,120		*
Richard M. Libenson	147,928	[7]	—	147,928	[7]	*
John W. Meisenbach	62,000	[8]	—	62,000	[8]	*
Charles T. Munger	151,949	[9]	18,000	169,949	[9]	*
Joseph P. Portera	112,988		—	112,988		*
Jeffrey S. Raikes	20,250		—	20,250		*
Jill S. Ruckelshaus	24,566		24,000	48,566		*
James D. Sinegal	2,059,906	[10]	—	2,059,906	[10]	*
Dennis R. Zook	32,976		—	32,976		*
All directors and executive officers as a group (22 persons)	4,368,716		584,000	4,952,716		1.11%

*	Less than 1%.

(1)	Includes RSUs outstanding.

(2)	Includes options exercisable within 60 days of November 23, 2012.

(3)	Based on 434,824,153 shares of our common stock outstanding, 9,351,096 RSUs outstanding, and 2,904,609 options exercisable on November 23, 2012. In accordance with SEC rules, percent of class as of November 23, 2012, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(4)	Includes 576,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(5)	Includes 9,000 pledged shares.

(6)	Includes 1,979 shares held by a trust of which Mr. Evans is a trustee.

(7)	Includes 108,595 shares held by a trust of which Mr. Libenson is a trustee and beneficiary.

(8)	Includes 50,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(9)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

(10)	Includes 1,112,046 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers. Also includes 404,708 pledged shares.

Equity Compensation Plan Information

(at Fiscal Year-End)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(A)	Weighted-average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans approved by security holders	12,420,280	40.90	14,344,844
Equity compensation plans not approved by security holders	—	—	—

Total	12,420,280	40.90	14,344,844

(A)	Includes 9,259,654 shares of common stock issuable upon vesting of outstanding RSUs granted under the Sixth Restated 2002 Stock Incentive Plan and predecessor plans.

(B)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price.

(C)	Available for issuance under the Sixth Restated 2002 Stock Incentive Plan, assuming issuance as RSUs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2012 and our former Chief Executive Officer (the “Named Executive Officers”). Our Named Executive Officers for fiscal 2012 were: W. Craig Jelinek, President and Chief Executive Officer;

James D. Sinegal, Former Chief Executive Officer; Jeffrey H. Brotman, Chairman of the Board; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions; and Dennis R. Zook, Executive Vice President, COO-Southwest and Mexico Divisions.

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate our executives and employees to continue to feel part of the Company and to participate in the growth of our business. Historically, the Company believes it has been very successful in attracting and retaining quality employees, achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee (the “Committee”), the Company’s compensation programs have historically contributed to the financial and competitive success of the Company. Accordingly, the Committee believes that it has been desirable to continue compensation programs that have been persistent features at the Company for a number of years.

At the 2012 Annual Meeting, the advisory shareholder vote on executive compensation was 98% in favor. The Committee considered the results of the 2012 advisory shareholder vote and determined not to make any changes to our compensation programs in response to the vote. The compensation levels approved by the Committee for the Named Executive Officers for fiscal 2012 are not materially changed from those approved for the prior year, except for the changes associated with the Chief Executive Officer transition.

Role of the Compensation Committee

The Committee determines the amounts and elements of compensation for our Chief Executive Officer and Chairman. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”

During fiscal 2012, the Committee consisted of Dr. Carson (chair), Mr. Munger and Ms. Ruckelshaus. The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses, and (iv) approves the executive officer cash bonus plan for the current fiscal year.

Elements of Compensation

The components of our executive compensation programs are equity compensation (since fiscal 2006 consisting solely of RSUs), base salary, a discretionary cash bonus program, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan) and modest perquisites. The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation.

The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.

RSUs.    RSU grants represent the largest component of compensation, based on their fair value at the time they are granted. The Committee believes that emphasizing this form of compensation above others helps to align the interests of employee-grantees with those of shareholders, both in the short term (with the performance conditions) and in the longer term (with time-vesting of up to five years, subject to earlier vesting for long service, as described below). To a lesser extent, the Committee also takes into account that longer-term vesting requirements can help promote executive retention.

Base salary.    Base salary is the second largest compensation component. This compensation is consistent with the need for executive officers to have a predictable level of cash compensation, which has been subject generally to modest annual adjustments (with the exception of Mr. Brotman, whose salary has remained at the same level since 1999, and Mr. Sinegal, whose salary remained the same from 1999 until he stepped down from the role of CEO in 2012, at which point his salary was reduced; in both cases they received slightly higher amounts in fiscal years with 53 weeks, including fiscal year 2012).

Cash bonus.    Discretionary cash bonuses are a relatively small component of compensation. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders.

Executive base salaries and cash bonuses are, in the Committee’s view, low compared to the other companies in our peer group, described below under “Peer Companies.”

Other elements and perquisites.    Consistent with its position as a low-overhead operator, the Company has modest perquisites and “other compensation.” A significant component of this compensation is related to helping executives fund their retirement needs (through the 401(k) plan and the deferred compensation plan), recognizing that the Company does not have a traditional retirement plan and that no executive has any agreement to receive severance compensation.

The foregoing components of compensation combine a mix of incentives that are intended to create rewards for shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of at least one one-year performance metric and, to a significantly lesser extent, discretionary cash bonuses that are subject to a mix of one-year performance metrics. Longer-term incentives come primarily from the vesting over five years of RSU awards, and, to a lesser extent, share ownership requirements for executive officers, and vesting elements in certain benefit plans (such as the deferred compensation plan and 401(k) retirement plan matches).

The Committee believes that these elements do not promote unreasonableness in risk-taking behavior. The value of short-term incentives (including cash bonus awards with caps and performance conditions for awards of RSUs) is substantially exceeded by long-term incentives (including equity awards that vest over up to five years) and share ownership guidelines, which the Committee believes reward sustained performance that is aligned with shareholder interests.

Peer Companies

For fiscal 2012, the Committee considered executive compensation data obtained from proxy statements for the following peer companies: Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, and Lowe’s Companies. This peer group is the same group as was used for fiscal 2011, except that The Kroger Company was added to replace BJ’s Wholesale Club, which ceased to be a publicly traded company in 2011. These companies were selected because they all are recognized as successful retailers and one of them represents the other major membership warehouse operator. In utilizing the comparative data, the Committee took into account that one of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation — it used them only for general reference.

Equity Compensation

If fully earned based upon the achievement of performance targets and when fully vested, equity compensation is the largest component of compensation for executive officers. In 2006, the Board of Directors determined to replace the stock option award program with awards of RSUs. Since fiscal 2009, RSU grants to all executive officers have been performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon the executive’s maintaining employment status at the vest date. The Board and the Committee believe that the five-year vesting requirement helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, in the absence of accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for tax purposes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.

Beginning in fiscal 2009, all officers and employees who receive RSU grants receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). Interim vesting for long service can occur in the case of certain terminations for RSU grants prior to 2009.

The performance criteria for the performance-based grants were a 4% increase (versus fiscal 2011) of total sales or pretax income (with both measures based on local currency). After the end of fiscal 2012, the Committee determined that both goals were achieved. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for a portion of these RSUs, with a further time-based vesting occurring on the first anniversary of the grant.

The Board adopted in July 2008 a fixed date of October 22 for RSU grants. The policy allows for exceptions as approved in advance by the Committee. For fiscal 2012, RSU grants were made on October 22, 2011 (with the exception of the grant to Mr. Liebenson in April 2012, see note 3 on page 9), and the performance criteria for the grants were established in November 2011.

All RSU awards in fiscal 2012 were made under the Company’s Fifth Restated 2002 Stock Incentive Compensation Plan, approved by the Company’s shareholders and the only equity plan maintained by the Company.

Other Compensation

The Company provides the Named Executive Officers with the benefits offered to all other employees in most respects. The cost of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company has a nonqualified deferred-compensation plan for the benefit of certain highly compensated employees, including the Named Executive Officers. The plan provides that a certain percentage of an employee’s contributions may be matched by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any Named Executive Officer. The Company also provides the Named Executive Officers with certain perquisites, including a car allowance. The Committee believes the benefits and perquisites are modest and consistent with its overall objective of attracting and retaining highly qualified executive officers.

Compensation of the Chief Executive Officer and the Chairman of the Board

In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer and the Chairman, believing that these roles are particularly critical to the continued success of the Company. Near the beginning of fiscal 2012, the Committee approved written employment contracts for Mr. Sinegal and Mr. Jelinek, related to their service during fiscal 2012 as Chief Executive Officer. The contract term for Mr. Sinegal was for the period of time from the beginning of the fiscal year through December 31, 2011. The contract term for Mr. Jelinek was for January 1, 2012 through the end of the fiscal year. The agreements provided for Mr. Sinegal to get a pro rata portion of his annual base salary of $350,000, and Mr. Jelinek to receive a pro rata portion of his annual base salary of $650,000 based on their months of service as chief executive officer during fiscal 2012. The agreements further provided for both Mr. Sinegal and Mr. Jelinek to get a ratable share of a cash bonus of up to $200,000, determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. Mr. Brotman, who is an executive chairman, does not have an employment agreement with the Company. Generally, the Committee has treated Mr. Brotman similarly to the Chief Executive Officer for compensation purposes. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), none of Messrs. Brotman, Sinegal, or Jelinek has any severance or change-in-control arrangement with the Company (nor does any other employee).

For fiscal 2012, the Committee granted 50,000 performance-based RSUs to Mr. Brotman, the same number granted for the prior fiscal year. Mr. Jelinek was granted 50,000 performance-based RSUs, consistent with the amount granted to Mr. Sinegal in his role as CEO, prior to fiscal 2011, when Mr. Sinegal, at his own request, received a smaller grant of 25,000 performance-based RSUs. For fiscal 2012, Mr. Sinegal was awarded 8,333 RSUs (one-third of his prior year grant of 25,000 shares, in proportion to the amount of time during fiscal 2012 which he served as CEO). The Committee determined after the end of the fiscal year that the performance criteria were met, and all of the RSUs were earned, subject to further time-vesting and accelerated-vesting for long service.

The base salaries of Mr. Brotman and Mr. Sinegal have been $350,000 since fiscal 1999. For fiscal 2012, Mr. Sinegal received a lower salary than in prior years as a result of stepping down as Chief Executive officer on December 31, 2011. Mr. Jelinek received a base salary of $650,000 for fiscal 2012. Cash bonuses have generally been capped at no more than $200,000 since fiscal 1997. Mr. Brotman was awarded a cash bonus of $198,820 in fiscal 2012, while Mr. Jelinek received a cash bonus of $168,233, and Mr. Sinegal received $65,022, amounts that were determined in part according to their length of service in their respective roles during the year. The bonus amounts for Messrs. Brotman, Jelinek, and Sinegal were determined by the Committee as follows: (1) half of bonus eligibility was determined by whether the Company had achieved its pre-tax income goal, which was achieved in fiscal 2012; (2) eligibility for the remaining half was determined by applying a percentage representing the amount of bonus received by other executive officers in comparison to their bonus eligibility (approximately 99%). The criteria governing bonuses to these executive officers are described below.

Compensation of Other Named Executive Officers

As noted above, the most significant component of the compensation in fiscal 2012 is the award of performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Portera and Zook were 25,000 each. The amounts awarded were based on the recommendations of Mr. Sinegal and were the same amounts as awarded in fiscal 2011. As noted above, the performance criteria were attained and the Named Executive Officers earned all of the RSUs granted, subject to further time-vesting and accelerated-vesting for long service as described above.

Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels increased up to 3.8% over fiscal 2011 after adjusting for the length of the fiscal years (fiscal 2012 salaries actually increased up to 5.8% vs. fiscal 2011 as a result of the 53-week fiscal 2012 as compared to the normal 52-week fiscal year).

The Named Executive Officers (other than Messrs. Brotman, Sinegal and Jelinek) received discretionary cash bonuses ranging from approximately $79,000 to approximately $89,000, relatively flat as compared to the prior year. Bonus criteria were approved by the Committee in early fiscal 2012, based upon the recommendation of Mr. Sinegal. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee of approximately 95-110% of the targeted amount ($80,000). The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendation but historically has deferred to it, as it did this fiscal year. As with all other employees, roughly 50% of the bonus potential was achieved due to the Company’s attainment of its internal pre-tax income target. For fiscal 2012, eligibility for the bonus portion not associated with the Company’s pre-tax income target was determined based on goals relevant to the executive officer’s area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pretax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales, gross margin, inventory shrinkage, and inventory turns in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a component not linked to any objective measure. Neither Mr. Sinegal nor Mr. Jelinek is bound to recommend any specific bonus amount based on these factors; they can and do consider what they believe to be the appropriate bonus in view of all the circumstances. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time bonus checks are issued (historically in November).

Stock Ownership Guidelines

In fiscal 2009, the Company adopted stock ownership requirements for executive officers. By January 2010, all executive officers were required to own and maintain at least 12,000 shares of common stock. All executive officers are in compliance with this requirement.

Impact of Tax Considerations

The Committee examined the equity compensation in light of the impact of Section 162(m) of the Internal Revenue Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the Named Executive Officers (other than the Chief Financial Officer), subject to certain exceptions for performance-based compensation (i.e., compensation paid only if an individual satisfies objective performance goals that the Committee has established in advance based on performance criteria approved by shareholders). RSUs granted to our Named Executive Officers are intended to satisfy the performance-based exception. In approving compensation types and levels, the Committee considers whether particular elements of that compensation will be deductible for federal income tax purposes. It reserves the ability to approve what it believes to be appropriate compensation, even if the Company may not be able to deduct all of that compensation under federal tax laws.

Conclusion

The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to its shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 2012, for filing with the SEC.

The foregoing report is provided by the following directors, who constituted the Committee during fiscal 2012.

Benjamin S. Carson, Sr., M.D., Chair

Charles T. Munger

Jill S. Ruckelshaus

Summary of Compensation

The following table sets forth information regarding compensation for each of the Named Executive Officers for fiscal 2012, 2011, and 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4,5]	Total ($)
W. Craig Jelinek	2012	662,500	168,233	3,870,300	21,226	88,514	4,810,773
President and Chief Executive Officer	2011	649,999	99,200	2,496,024	811	89,831	3,335,865
	2010	635,000	95,200	1,448,015	—	85,844	2,264,059
Jeffrey H. Brotman	2012	356,731	198,820	3,870,300	30,483	82,637	4,538,971
Chairman of the Board	2011	350,000	198,400	3,120,030	5,076	83,083	3,756,589
	2010	350,000	190,400	2,896,030	—	88,948	3,525,378
Richard A. Galanti	2012	664,922	79,222	1,935,150	49,801	96,605	2,825,700
Executive Vice President, Chief Financial Officer	2011	644,995	79,360	1,560,015	2,066	103,575	2,390,011
	2010	600,000	76,160	1,448,015	—	108,327	2,232,502
Joseph P. Portera	2012	593,616	86,193	1,935,150	13,595	109,505	2,738,059
Executive Vice President, COO- Eastern & Canadian Divisions	2011	580,173	85,415	1,560,015	647	103,512	2,329,762
	2010	565,288	77,815	1,448,015	—	106,566	2,197,684
Dennis R. Zook	2012	608,096	88,981	1,935,150	9,087	88,360	2,729,674
Executive Vice President, COO- Southwest & Mexico Divisions	2011	574,884	88,870	1,560,015	277	90,118	2,314,164
	2010	560,289	85,399	1,448,015	—	91,066	2,184,769
James D. Sinegal	2012	182,557	65,022	680,327	36,569	81,231	1,045,706
Former Chief Executive Officer	2011	350,000	198,400	1,560,015	1,538	81,206	2,191,159
	2010	350,000	190,400	2,896,030	—	93,004	3,529,434

(1)	Amounts awarded under the Company’s executive cash bonus program.

(2)	Represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2012, 2011 and 2010, which are earned upon attainment of performance criteria and subject to additional time-based vesting. The performance criteria are described under “Compensation Discussion and Analysis – Equity Compensation.” The grant-date fair value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. For a description of the assumptions used in calculating the grant-date fair value of the RSUs, see Note 1 of our financial statements in our Form 10-K for year ended September 2, 2012.

(3)	Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s nonqualified deferred-compensation plan, which allows the employee to defer up to 100% of salary and bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.

(4)	Detail is provided below in the Fiscal 2012 All Other Compensation table.

(5)	Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. Any incremental cost to the Company is de minimis, and, as a result, no amount is reflected in the table.

FISCAL 2012 ALL OTHER COMPENSATION

Name	Deferred Compen- sation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Vehicle Allowance ($)	Long- Term Disability Premiums ($)	Tax Gross-Up ($)[2]	Other ($)	All Other Compen- sation ($)
W. Craig Jelinek	5,000	500	22,050	6,079	29,892	14,553	6,529	3,911	—	88,514
Jeffrey H. Brotman	5,000	500	22,050	—	29,242	14,846	6,981	4,018	—	82,637
Richard A. Galanti	5,000	500	22,050	—	41,106	16,799	5,743	3,421	1,986	96,605
Joseph P. Portera	5,000	500	22,050	8,598	42,449	17,747	7,534	5,627	—	109,505
Dennis R. Zook	5,000	500	22,050	3,209	29,242	14,751	6,802	6,806	—	88,360
James D. Sinegal	5,000	500	22,050	—	29,242	17,297	4,349	2,793	—	81,231

(1)	The Company has a 401(k) Retirement Plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of California union employees, the plan allows pretax deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service, which amount is set forth above. Vesting in the matching and discretionary contributions is based on years of service and is 100% vested after five years of service.

(2)	Executives are compensated for additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance. The insurance benefit is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan (approximately 900 eligible employees) and who have 20 or more years of service.

The following table provides information regarding grants of performance-based RSUs during fiscal 2012 to each of the Named Executive Officers.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)[1]	Grant-Date Fair Value of Stock and Option Awards ($)[2]
W. Craig Jelinek	10/22/11	50,000	3,870,300
Jeffrey H. Brotman	10/22/11	50,000	3,870,300
Richard A. Galanti	10/22/11	25,000	1,935,150
Joseph P. Portera	10/22/11	25,000	1,935,150
Dennis R. Zook	10/22/11	25,000	1,935,150
James D. Sinegal	10/22/11	8,333	680,327

(1)	Represents the number of performance-based RSUs granted to the Named Executive Officers during fiscal 2012, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2012, the Committee determined that the performance criteria had been met and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.

(2)	Represents the grant-date fair value of RSU awards granted, computed as described in footnote 2 to the Summary Compensation Table above.

The following table sets forth information regarding outstanding stock options and unvested stock awards held by each of the Named Executive Officers as of September 2, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date[1]	Number of Shares or Units of Stock Unvested at Fiscal Year- End (#)[2]	Stock Award Grant Date	Market Value of Shares or Units of Stock Unvested at Fiscal Year- End ($)[3]
W. Craig Jelinek	15,000	—	30.41	04/01/13	5,000	10/17/07	489,350
	60,000	—	33.75	04/01/13	6,664	10/22/08	652,206
	75,000	—	37.35	04/01/14	9,996	10/22/09	978,308
	75,000	—	43.79	04/01/15	21,332	10/22/10	2,087,763
					33,330	10/22/11	3,262,007
Jeffrey H. Brotman	150,000	—	37.35	04/01/14	10,000	10/17/07	978,700
	150,000	—	43.79	04/01/15	13,330	10/22/08	1,304,607
					20,000	10/22/09	1,957,400
					26,665	10/22/10	2,609,704
					33,330	10/22/11	3,262,007
Richard A. Galanti	10,000	—	33.75	04/01/13	5,000	10/17/07	489,350
	25,000	—	37.35	04/01/14	6,664	10/22/08	652,206
	75,000	—	43.79	04/01/15	9,996	10/22/09	978,308
					13,331	10/22/10	1,304,705
					16,663	10/22/11	1,630,808
Joseph P. Portera	—	—	—	—	5,000	10/17/07	489,350
					6,664	10/22/08	652,206
					9,996	10/22/09	978,308
					13,331	10/22/10	1,304,705
					16,663	10/22/11	1,630,808
Dennis R. Zook	—	—	—	—	5,000	10/17/07	489,350
					3,332	10/22/08	326,103
					4,997	10/22/09	489,056
					6,664	10/22/10	652,206
					8,331	10/22/11	815,355
James D. Sinegal	—	—	—	—	10,000	10/17/07	978,700
					13,330	10/22/08	1,304,607
					20,000	10/22/09	1,957,400
					13,331	10/22/10	1,304,705
					4,166	10/22/11	407,726

(1)	Options vested 20% annually over five years from the grant date and are now fully vested. The grant date was ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column.

(2)	RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter. Beginning with grants in fiscal 2009, RSUs are also subject prior to termination to accelerated vesting for long service. Specifically, RSUs with the following grant dates vest as follows, assuming satisfaction of the one-year performance conditions:

Grant Date	Vesting
10/17/2007	Vests 20% annually on each subsequent October 17
10/22/2008, 10/22/2009, and 10/22/2010	Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.
10/22/2011	Subsequent to the end of fiscal 2012, the Compensation Committee certified that the performance criteria had been met and the awards were earned. The amounts listed above reflect accelerated vesting for long service as of the end of the fiscal year, prior to the determination that the performance criteria had been met.

(3)	Based on the closing market price of $97.87 on August 31, 2012.

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised and stock awards that vested during fiscal 2012 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Craig Jelinek	75,000	3,787,853	35,332	2,974,382
Jeffrey H. Brotman	150,000	9,188,108	56,665	4,769,753
Richard A. Galanti	35,000	1,747,333	28,333	2,384,916
Joseph P. Portera	—	—	28,333	2,384,916
Dennis R. Zook	—	—	43,338	3,664,844
James D. Sinegal	300,000	16,477,010	44,999	3,787,226

FISCAL 2012 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information relating to the nonqualified deferred compensation plan for each of the Named Executive Officers. See Note 3 to the Summary Compensation Table on page 18 for additional information about the nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	266,000	5,000	87,254	—	2,231,446
Jeffrey H. Brotman	10,385	5,000	130,472	—	3,147,555
Richard A. Galanti	337,000	5,000	209,020	—	5,188,058
Joseph P. Portera	50,000	5,000	55,120	—	1,337,148
Dennis R. Zook	76,154	5,000	37,835	—	924,789
James D. Sinegal	159,122	5,000	154,690	—	3,780,327

(1)	These amounts were also included in “Salary” or “Bonus” in the Summary Compensation Table.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table.

(3)	The amount representing interest on the Named Executive Officer’s balance that is “above market” (greater than 120% of the applicable federal long-term rate), was included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2012, 2011, and 2010:

Name	Reported for Fiscal 2012 ($)	Previously Reported for Fiscal 2011 ($)	Previously Reported for Fiscal 2010 ($)
W. Craig Jelinek	292,226	208,311	186,136
Jeffrey H. Brotman	45,868	20,076	15,000
Richard A. Galanti	391,801	366,566	354,500
Joseph P. Portera	68,595	55,647	33,101
Dennis R. Zook	90,241	139,508	15,000
James D. Sinegal	200,691	256,538	177,115

Potential Payments Upon Termination or Change-in-Control

The Company does not have any change-in-control or severance agreements with any executive officer or director. Plans under which stock options and RSUs have been granted provide for accelerated vesting upon a change in control. The amounts shown in the following table reflect the potential value to the Named Executive Officers, as of the end of fiscal 2012, of full acceleration of all unvested RSUs upon a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment. (There were no unvested options held by the Named Executive Officers at the end of fiscal 2012.) Under the Company’s Sixth Restated 2002 Stock Incentive Plan, in the event of a change in control, the Board (or other authorized plan administrator) may accelerate RSU vesting.

The amounts shown assume that a change in control was effective as of the last business day of fiscal 2012 (September 2, 2012) and that the price of Costco common stock on which the calculations were based was the closing price on August 31, 2012 ($97.87). The amounts below are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. For grants of RSUs for fiscal years through 2008, in the event of a termination other than for cause: (a) proportional vesting (measured on a daily basis) occurs for the time period between the termination and the grant date or grant date anniversary; and (b) accelerated vesting for long service occurs for employees with age and years of service equaling or exceeding 65. For RSUs granted after fiscal 2008, in the event of a termination other than for cause: (a) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary; and (b) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs granted after fiscal 2008 also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting of RSUs in the event of a termination for cause.

ESTIMATED POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR

CHANGE IN CONTROL

Name	RSUs That May Vest Upon Change in Control1,[4]	Total Value of RSUs That May Vest Upon Change in Control ($)[3]	RSUs Vested Upon Termination Without Cause2, [4]	Total Value of RSUs Vested Upon Termination Without Cause ($)[3]
W. Craig Jelinek	76,322	7,469,634	35,254	3,450,309
Jeffrey H. Brotman	103,325	10,112,418	45,844	4,486,752
Richard A. Galanti	51,654	5,055,377	22,920	2,243,180
Joseph P. Portera	51,654	5,055,377	22,920	2,243,180
Dennis R. Zook	28,324	2,772,070	26,460	2,589,640
James D. Sinegal	60,827	5,953,138	25,844	2,529,352

(1)	Column displays the maximum number of RSUs that, in the event of a change in control of the Company, the Board may chose to accelerate.

(2)	RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter.

(3)	Total value calculated assuming a termination or change-in-control date of September 2, 2012, and utilizing the market closing price on August 31, 2012 ($97.87 per share).

(4)	Values assume satisfaction of the performance conditions for the October 2011 grants, which were certified subsequent to the end of FY12.

In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balances of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2012 are set forth in the table above titled “Fiscal 2012 Nonqualified Deferred Compensation.” In addition, in the event of a threatened change in control of the Company, the Compensation Committee may take actions to protect the deferred compensation benefit of the participants, including accelerating vesting or terminating the deferred compensation plan and paying benefits to the participants.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Certain Relationships and Transactions

John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. For these services, MCM received total compensation from third-party insurers and the Company of $2.75 million in fiscal 2012.

James D. Sinegal’s son was employed by the Company until his resignation on February 1, 2012, at an annual salary of $273,500 and received a bonus of $50,000. Mr. Sinegal’s son also received an RSU grant of 12,500 shares, which was forfeited in part upon his resignation. He also received reimbursements of the type received by other expatriate officers designed to offset higher costs associated with living and working abroad. The payments related to housing, education, travel, automobile, tax preparation and tax equalization, and were in the amount of approximately $438,000 associated with fiscal 2012. Dennis R. Zook’s son was employed by the Company during fiscal year 2012 at an annual salary of $136,000 and received a bonus of $42,216, and an RSU grant of 2,000 shares. Thomas K. Walker’s son was employed by the Company during fiscal year 2012 at an annual salary of $128,600 and received a bonus of $40,000 and an RSU grant of 2,000 shares. These individuals also participate in benefit plans generally available to employees. Cash bonuses were awarded under terms and conditions comparable to those applicable to employees of the Company similarly situated. RSU grants are subject to terms and conditions affecting employees generally, including vesting over five years. No family members of executive officers or directors are executive officers of the Company.

These relationships and transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under SEC Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2012 where this policy did not require review, approval or ratification or where this policy was not followed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 2012, such SEC filing requirements were satisfied, except that one report concerning 25 shares was inadvertently filed late for each of Messrs. Murphy, Moulton, and Schutt.

Report of the Audit Committee

As of October 9, 2012

To the Board of Directors of Costco Wholesale Corporation:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended September 2, 2012.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 2012.

Charles T. Munger, Chair

Daniel J. Evans

Susan L. Decker

Code of Ethics for Senior Financial Officers

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding Our Independent Auditors

KPMG LLP has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, our Board of Directors has appointed KPMG as our independent auditors for the fiscal year 2013.

Services and Fees of KPMG

The following table presents fees for services rendered by KPMG for fiscal 2012 and fiscal 2011:

	2012	2011
Audit fees	$4,751,000	$4,878,000
Audit-related fees	401,000	405,000
Tax fees	358,000	592,000
All other fees	75,000	7,000

Total	$5,585,000	$5,882,000

KPMG was paid fees for performing the following types of services during fiscal 2012:

•

Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.

•

Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

•

Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.

•	Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, and executive education courses provided to Company employees.

Audit Committee Preapproval Policy

All services to be performed for the Company by KPMG must be preapproved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2012 were pre-approved by the Audit Committee.

Annual Independence Determination

The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2012 is compatible with KPMG’s maintaining its independence.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee and the Board of Directors have selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 1, 2013. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 2, 2012. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking for your advisory (non-binding) vote on the following resolution (the “say on pay” resolution):

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and

Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

The Board of Directors will include say on pay votes in the Company’s proxy materials annually until the next required shareholder vote on the frequency of such votes. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. If fully earned based on the achievement of performance targets, equity compensation in the form of restricted stock units that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock units) and long-term incentives (including equity awards that vest over up to five years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 4:

VOTE ON ANNUAL ELECTION OF BOARD OF DIRECTORS

In response to a shareholder proposal, the Company will hold a vote on a resolution urging the Board of Directors to take all necessary steps to eliminate the classification of the Board of Directors and to require that all directors be elected at each annual meeting, following the expiration of the terms in place following the 2013 Shareholder’s Meeting.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Costco Wholesale Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of the Pension Reserves Investment Trust Fund by its trustee, the Pension Reserves Investment Management Board. The Shareholder Rights Project represented and advised the Pension Reserves Investment Management Board in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 60% since 2000, and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during 2010 and 2011 exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL 4

Your Board of Directors has given this proposal careful consideration and believes that it should not be implemented. The Board therefore unanimously recommends a vote AGAINST Proposal 4.

Under the classified board structure, board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. The Company has had this structure continuously since it went public in 1985. Your Board of Directors believes that the classified board structure has served the Company and its shareholders well and continues to benefit shareholders.

The Board with its current governance structure has overseen a sustained period of strong performance.

The Company’s commitment to efficiency, the Board's concentrated efforts, and the constant focus on our mission and core values have produced strong financial performance over time. We believe that continuity in Board membership has assisted in consistent application of our goals of efficiency and quality. Comparable sales increases, measured for locations that have been open for one year or more (also known as “same store sales”) are a key indicator of retailing success. The Company has had comparable warehouse sales growth figures of 7%, 10%, and 7% for fiscal years 2010, 2011 and 2012, respectively, as compared to an average of less than 1% annually over the same years for a group of competitor retailers.1 Net sales have grown at an annualized rate of 13.8% since Costco Wholesale was taken public in 1985. Net income has grown at an annualized rate of 13.5% over that same period. The Company's stock price has outperformed the market by returning greater than 65% (assuming the reinvestment of dividends) since the beginning of 2010, compared to a return of 20% for the S&P 500 Index, and 16.9% since December 1985 compared to a rate of 7.8% for the S&P 500 Index. The Company has also consistently returned increasing amounts of capital to shareholders, having raised its cash dividend from an annualized $0.40 in 2004 to $1.10 currently and having repurchased over $6.6 billion of the Company’s shares since June 2005.

Data cited by proponents concerning a group of other companies, many of which are poor role models and have inferior performance in comparison to the Company are, in the view of the Board, beside the point. They fail to demonstrate that the Company’s past or future performance has been or will be adversely affected by the frequency with which shareholders choose directors. The empirical data are, in any event, subject to conflicting interpretations.

A classified board promotes the stability and continuity important to long-term shareholder value.

Your Board believes that a classified structure provides valuable stability and continuity of leadership for the Company. With three-year terms, directors develop a deeper understanding of the Company’s business, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of shareholders. Electing directors to three-year terms also enhances the independence of non-employee directors. The longer term reduces the influence of special interest groups who may have agendas contrary to the majority of shareholders and the Company’s own long-term goals.

The Board is accountable to the Company’s shareholders.

Our directors are committed to acting in the best interests of the Company and our shareholders. They are required by law to act in accordance with their fiduciary duties, regardless of the length of their terms. Furthering accountability to shareholders, in August 2010 the Board amended the Company’s bylaws to require that if in any uncontested election of directors a nominee receives a greater number of “withhold” votes than votes “for,” the nominee will offer his or her resignation to the Board. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. This policy has enhanced the accountability of directors.

Shareholders have consistently supported the Board's actions.

Shareholders have repeatedly and consistently registered their approval of the Board's decision making. They have also registered their approval of the Board, by a margin of nearly 95% of the votes cast in the last three elections. Similarly, in 2011 and 2012 shareholders approved the Company's executive compensation by a vote of approximately 98% in both years.

[1]	Target Corporation, Wal-Mart Stores, Inc., Best Buy Co., Inc., The Home Depot, Inc., Lowe's Companies, Inc., Office Depot, Inc., and PetSmart, Inc.

The current board structure is designed to help shareholders receive enhanced value in a takeover.

Your Board intends that its classified structure be a safeguard against a purchaser gaining control of the Company without paying fair value. Because only one-third of the directors are elected at any annual meeting, a majority of the Board cannot be replaced at a single annual meeting. A classified board does not preclude a change in control of the Company. It does provide the board more time and flexibility to evaluate the adequacy and fairness of proposed offers, implement the optimum method of enhancing shareholder value, protect shareholders against abusive tactics during a takeover process, and negotiate the best terms for all shareholders, without the threat of imminent removal of a majority of board members. Elimination of the classified Board structure would reduce the Board’s power to deal with proposals it believes are unfair or inadequate.

Approval Process.

Shareholder approval of this proposal would not itself declassify the Board. To change the classified structure, the Board must authorize amendments to the Company’s governance documents. Shareholders would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors.

For the reasons set forth above, your Board of Directors unanimously believes that this proposal is not in the best interests of the Company and its shareholders and recommends that you vote AGAINST Proposal 4. Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a shareholder has indicated otherwise in voting the proxy.

The Company will provide the name and address of the proponent of the shareholder proposal and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027 or submitted by calling (425) 427-7766

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2014 annual meeting of shareholders, it must comply with the SEC Rule 14a-8 and be received by the Company no later than August 15, 2013. Proposals may be mailed to the Company, to the attention of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder who intends to present a proposal at the Company’s annual meeting in 2014, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, provide the Company notice of such intention by at least October 26, 2013, and such proposal must be a proper matter for shareholder action under Washington corporate law, or management of the Company will have discretionary voting authority at the 2014 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2012 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2012 Annual Report to Shareholders are available at our website at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION

List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310; (800) 249-8982.

By order of the Board of Directors,

Joel Benoliel

Secretary

COSTCO WHOLESALE CORPORATION 999 LAKE DRIVE ISSAQUAH, WA 98027

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Benjamin S. Carson, Sr. 02 William H. Gates 03 Hamilton E. James 04 W. Craig Jelinek 05 Jill S. Ruckelshaus
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratification of selection of independent auditors.							☐	☐	☐
3	Approval, on an advisory basis, of executive compensation.							☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:								For	Against	Abstain
4	Consideration of shareholder proposal to eliminate the classification of the Board of Directors.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

Costco Wholesale Corporation 999 Lake Drive, Issaquah, Washington 98027 Proxy for the January 24, 2013 Annual Meeting This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the “Company”) hereby appoints Jeffrey H. Brotman and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 23, 2012, at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall, 11100 NE 6th Street, Bellevue, Washington 98004, on Thursday, January 24, 2013 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND AGAINST FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side